027 California Tax Exempt Income Fund, annual report
03/31/09

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A		38,973
		Class B		   921
		Class C		   698


72DD2	Class M		    94
		Class Y		   310



73A1		Class A		0.177686
		Class B		0.155157
		Class C		0.150699

73A2		Class M		0.167236
		Class Y		0.185447

74U1		Class A		 214,695
		Class B		   5,265
		Class C		   4,793

74U2		Class M		     548
		Class Y		   1,676

74V1		Class A		     7.05
		Class B		     7.04
		Class C		     7.08

74V2		Class M		     7.03
		Class Y			7.06

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.